UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                              SCHEDULE 13G
                Under the Securities Exchange Act of 1934



                               FARAH MFG
                           (Name of  Issuer)

                              COMMON STOCK
                     (Title of Class of Securities)



1)   Name of Reporting Person:
     UNTERBERG HARRIS CAPITAL MANAGEMENT, L.P.

     IRS Identification No:
     13-3707774
______________________________________________________________________________

2)   Check the Appropriate Box if a Member of a Group*      (a) [   ]
                                                            (b) [   ]
______________________________________________________________________________

3)   SEC Use only
______________________________________________________________________________

4)   Citizenship or Place of Organization

     10 East 50th Street, 24th Fl.
     New York, NY 10022
______________________________________________________________________________

Number of       5)   Sole Voting Power
Shares               648,500
Beneficially
Owned by        6)   Shared Voting Power
Each                 0
Reporting       7)   Sole Dispositive Power
Person               648,500
With                 0

                8)   Shared Dispositive Power
______________________________________________________________________________
9)   Aggregate Amount Beneficially Owned By Each Reporting Person
     648,500
______________________________________________________________________________

10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     [   ]
______________________________________________________________________________

11)  Percent of Class Represented by Amount in Row 9
     6.3%
______________________________________________________________________________

12)  Type of Reporting Person*

     INVESTMENT ADVISER - IA
______________________________________________________________________________




ITEM 1
(a)  Name of  Issuer:
     FARAH MFG

(b)  Address of Issuer's Principal Executive Offices:
     8889 GATEWAY WEST, EL PASO, TX 79925


ITEM 2
(a)  Name of Person Filing:
     STEVEN P. NOVAK
     UNTERBERG HARRIS CAPITAL MANAGEMENT, L.P.

(b)  Address of Principal Business Office or, if none, Residence:
     UNTERBERG HARRIS CAPITAL MANAGEMENT, L.P.
     10 EAST 50TH STREET, 24TH FL., NEW YORK, NY 10022

(c)  Citizenship:
     DELAWARE LIMITED PARTNERSHIP

(d)  Title of Class of Securities:
     COMMON STOCK

(e)  CUSIP Number:
     307387100


ITEM 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

          NOT APPLICABLE

(a) [   ] Broker or Dealer registered under Section 15 of the Act
(b) [   ] Bank as defined in section 3(a)(6) of the Act
(c) [   ] Insurance Company as defined in section 3(a)(19) of the act
(d) [   ] Investment Company registered under section 8 of the Investment
          Company Act
(e) [   ] Investment Adviser registered under section 203 of the Investment
          Advisers Act of 1940
(f) [   ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment Fund; see 240.13d-1(b)(1)(ii)(F)
(g) [   ] Parent Holding Company, in accordance with 240.13d-1(b)(ii)(G)
          (Note: see item 7)
(h) [   ] Group, in accordance with 240.13-d-1(b)(1)(ii)(H)


ITEM 4    Ownership
(a)  Amount Beneficially Owned:
     648,500 shares

(b)  Percent of Class
     6.3%

(c)  Number of shares as to which such person has:
     (iii) sole power to dispose or to direct the disposition of 648,500 shares


ITEM 5    Ownership of Five Percent or Less of a Class
          NOT APPLICABLE

ITEM 6 Ownership of More than Five Percent on Behalf of Another Person NOT APPLICABLE

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          NOT APPLICABLE

ITEM 8    Identification and Classification of Members of the Group
          NOT APPLICABLE

ITEM 9    Notice of Dissolution of Group
          NOT APPLICABLE

ITEM 10   Certification
          NOT APPLICABLE



SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


          Steven P. Novak
          ______________________________________

          President


          March 4, 1997